Form N-SAR, Sub-Item 77D
Policies with respect to security investments

Nuveen Symphony Large-Cap Growth Fund
Nuveen Symphony Low Volatility Equity Fund
Nuveen Symphony Mid-Cap Core Fund, each a series of

      Nuveen Investment Trust II (the  Trust )

811-08333

On February 26, 2015, the Nuveen Fund Board approved investment policy changes to the above-referenced funds. The policy changes were disclosed in the February 26, 2015 supplement to the prospectus and the Supplement to the Statement of Additional Information ( SAI ), filed under
Form 497 on February 26, 2015, accession number
0001193125-15-064669 and such supplements are herein incorporated by reference as an exhibit to this Sub-Item 77D of Form N-SAR.

The investment policy was changed to add SAI disclosure to allow non-US investments including depository receipts and local shares in any currency as a non-principal investment strategy.
Additionally, it added an Investment Services
Oversight Guideline to the Portfolio Compliance
Rules to limit non-US, non-benchmark positions to an aggregate 5% of net assets at time of purchase.